EXHIBIT 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES	Embarcadero Center West 275 Battery Street San Francisco, California 94111-3305 TELEPHONE (415) 984-8700 FACSIMILE (415) 984-8701 www.omm.com	NEWPORT BEACH NEW YORK SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

May 9, 2008

CELL GENESYS, INC.

500 Forbes Boulevard

South San Francisco, California 94080

Re:	Registration of Securities of Cell Genesys, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-142482) of Cell Genesys, Inc., a Delaware corporation (the “Company”), and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (together, the “Prospectus”), in connection with the registration under the Securities Act of 1933 of the offer and sale of 7,109,005 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to the signatories of the Subscription Agreements (as defined below), warrants to purchase 8,530,806 shares of Common Stock (the “Warrants”) to such signatures, and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), having an aggregate offering price of approximately $30 million.

The Common Stock and the Warrants are to be sold pursuant to a Placement Agency Agreement dated as of May 9, 2008 (the “Placement Agency Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC, as lead placement agent, Canaccord Adams Inc. and Cantor Fitzgerald & Co., as co-placement agents, and Subscription Agreements dated as of May 9, 2008, by and among the Company and the investor signatories thereto (the “Subscription Agreements”), each of which have been filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 12, 2008 (the “8-K”). The Warrant Shares are to be sold from time to time upon exercise of the Warrants, the form of which has been filed as an exhibit to the 8-K.

We are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Placement Agency Agreement, the Subscription Agreements, the Registration Statement, and the Prospectus, will be validly issued, fully paid and non-assessable

2. The Warrants have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for, due execution of and delivery of the Warrants in accordance with the Placement Agency Agreement, the Subscription Agreements, the Registration Statement, and the Prospectus, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The Warrant Shares, upon payment for and delivery of the Warrant Shares in accordance with the Warrants if issued upon such exercise on the date hereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP